UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2009 (May 26, 2009)

YARRAMAN WINERY, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-28865	88-0373061
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

700 Yarraman Road, Wybong Upper Hunter Valley New South Wales, Australia 2333
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:		(61) 2 6547-8118

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events.

On May 26, 2009, Yarraman Winery, Inc. (Yarraman”) entered into an Intellectual Property Sale Agreement with the Yarraman Road Trust, pursuant to which it intends to acquire certain Intellectual Property. The Yarraman Road Trust is a majority shareholder of the Company.

The Yarraman Road Trust owns and has developed the “Ripe Cider” Brand and the related business concept involving the manufacture and international sale of a low alcoholic, low carbohydrate apple cider made from fresh apples, including all the recipes for the production of the cider, trademarks, logos, designs, copyright, know how, show how, business systems and arrangements and all other intellectual property associated with the brand and the cider product and their manufacture and marketing, as well as a sales contract to supply bulk alcoholic apple cider to an Australian company.

Terms of the deal call for the issuance of 55,000 shares of the Company’s Preferred Series B shares. Each share of the Preferred Series B is convertible into 1,000 common shares of stock, for a total of 55,000,000 common shares, at such time the Company has authorized shares available.

Please see attached final agreement for terms of the transaction.

This information is furnished pursuant to Item 8.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

 Item 9.01 Financial Statements and Exhibits.

Exhibits filed as part of this report are as follows:

Exhibit	Description

99.1	Intellectual Property Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2009
YARRAMAN WINERY, INC.

	By:	/s/ Ian Long
Ian Long
Chief Executive Officer